Exhibit 10.1 –	Severance Agreement Between The First of Long Island Corporation and J. William Johnson Dated May 25, 2005

SEVERANCE AGREEMENT

                AGREEMENT dated May 25, 2005 between THE FIRST OF LONG ISLAND CORPORATION (the “Corporation”) and J. WILLIAM JOHNSON (“Officer”).

                WHEREAS, the Corporation, as employer, and Officer, as employee, are parties to a certain letter employment agreement dated January 31, 1996, as amended (the “Employment Contract”); and

                WHEREAS, the term of the Employment Contract expires on December 31, 2007; and

                WHEREAS, Officer desires to resign his employment under the Employment Contract and to retire from active service as an employee and director of the Corporation and its subsidiary, The First National Bank of Long Island (the “Bank”) on the terms and conditions set forth herein; and

                WHEREAS, the Corporation is willing to accept such resignation on such terms and conditions;

                NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties do hereby agree as follows:

1. Resignation and Retirement; Acceptance by Corporation.

                1.1           Effective immediately, Officer hereby resigns as employee, officer and director of the Corporation and of the Bank. Simultaneously with the execution of this Agreement, Officer shall execute and deliver written letters of resignation to the boards of directors of the Corporation, the Bank and each of the direct and indirect subsidiaries of the Bank which he currently serves as director or officer.

                1.2           The Corporation hereby accepts such resignations and acknowledges that such resignations constitute retirement by Officer under the Stock Option and Appreciation Rights Plan of the Corporation and for all other purposes.

2. Payment to Officer

                2.1           The Corporation shall pay, or cause the Bank to pay, the sum of Five Hundred Seventy Four Thousand Five Hundred and 00/100 Dollars ($574,500.00) to Officer by check of the Corporation, or by official check of the Bank, payable to the order of Officer, which check shall be delivered to Officer simultaneously with the execution of this Agreement.

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3. Cancellation and Termination of Employment Contract.

                3.1           The Employment Contract is hereby cancelled and terminated effective as of the date hereof, and neither party shall have any further rights or obligations thereunder. Without limiting the generality of the foregoing, Officer shall have no further right to any compensation or other benefits provided for under the Employment Contract, except for family medical and dental coverage, which shall be continued at no cost to Officer until May 31, 2006 and which shall be no less favorable to Officer than the coverage currently provided.

4. Representations by the Parties.

4.1 Officer represents that he has consulted with and been represented by his personal attorney in connection with the negotiation and execution of this Agreement.

4.2 The Corporation represents that the execution of this Agreement has been duly authorized by its Board of Directors and is enforceable against the Corporation.

5. Press Release; Form 8-K.

5.1 Officer hereby approves the attached press release, which the Corporation agrees to issue.

5.2 The parties acknowledge that the Form 8-K annexed hereto is an accurate statement of the material facts relating to this Agreement, and the Corporation agrees to file such form in a timely manner.

6. Plan Entitlements; SERP; Options.

                6.1           Nothing contained herein shall be interpreted to deprive Officer of benefits earned through the date hereof under any retirement plan maintained by the Corporation or the Bank in which Officer is a participant.

                6.2           Upon request of Officer, the Corporation shall promptly cause all securities in his pension and 401–K/profit sharing accounts under the Supplemental Executive Retirement Program (“SERP”) maintained by the Bank to be sold and shall deliver to Officer checks of the Corporation or the Bank representing the cash balances remaining in such accounts after clearance of such trades. Additional amounts to which Officer shall be entitled under the terms of the SERP, if any, shall be paid to Officer promptly after such amounts are determined.

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                6.3           The Corporation shall and, to the extent necessary, the Corporation shall cause each of its affiliates and subsidiaries to, cooperate with Officer in the exercise of any stock options granted to him by the Corporation which he may, from time to time, seek to exercise, pursuant to the applicable provisions of the Stock Option and Appreciation Rights Plan and the pertinent stock option agreements issued thereunder, and such cooperation shall include, but not be limited to, the facilitation of the exercise of such options on a “cashless basis” (i.e., the purchase and sale of stock underlying such options on a concurrent or simultaneous basis).

7. Indemnification; Insurance.

                7.1           Neither the Corporation, the Bank, nor any director, officer or affiliate shall take any action to deprive Officer of the benefits of the indemnification provided to directors and officers under the by-laws of the Corporation and the Articles of Association of the Bank, and the Corporation shall take all action necessary to insure that such indemnification continues in favor of Officer pursuant to the terms hereof.

                7.2           Officer shall continue to be provided indefinitely with coverage, under the Directors & Officers liability insurance policy as maintained by the Corporation from time to time, for events which occurred from the inception of the coverage period of such policy through the date hereof, in accordance with and subject to the terms and conditions thereof. The scope and amount of such coverage shall be no less favorable than that provided to other directors and officers insured under such policy.

8. Legal Fees.

                8.1           The prevailing party in any action or proceeding arising out of a breach or claimed breach of this Agreement shall be entitled to recover reasonable attorneys fees and expenses incurred in connection therewith.

9. Miscellaneous.

                9.1           Officer shall be entitled to all discounts on products and services which are from time to time provided by the Bank generally to all retirees, as well as all other perquisites including, but not limited to, pension benefit enhancements that may hereafter be provided to retirees generally.

                9.2           The Corporation shall, upon request of Officer (to be made on or about June 8, 2005) cause title to the 1999 BMW automobile, heretofore provided to Officer for his use, to be transferred to Officer without further consideration. Officer shall pay all costs in connection with the registration of such vehicle, except for any sales tax due, which shall be paid by the Bank. Officer may

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continue to use said vehicle for the interim period, and the Corporation shall cause the existing insurance to be maintained in connection with the vehicle during such period. The Bank shall issue the appropriate IRS tax reporting form for the market value of the automobile, as reported by a reputable pricing service and Officer shall be responsible for all income taxes payable.

                9.3           The Corporation shall cause the Bank to reimburse Officer for all reasonable and appropriate business expenses incurred by him through the date hereof, in accordance with the customary practice of the Bank, upon presentation of documentation evidencing such expenses.

9.4 Each party shall pay its own legal fees in connection with the negotiation and execution of this Agreement.

                9.5           Officer shall (i) simultaneously herewith, deliver to the Bank all keys to Bank premises in his possession; and (ii) at his earliest convenience, remove his personal property from his office and deliver all files and papers therein relating to the Corporation or the Bank to an executive officer of the Bank. Upon request of Officer, the Corporation shall cause such personal property to be delivered to Officer at his home in New York.

                9.6           The Corporation shall provide Officer with drafts of the minutes of any and all meetings of the Board of Directors of the Corporation and of any subsidiary of the Corporation on which the Officer sat, held on or prior to the date hereof, in each case prior to the final ratification of such minutes by the applicable entity, and shall provide the Officer with an opportunity to provide comments to such minutes and shall discuss and consider any such comments made by Officer.

10. Entire Agreement.

                10.1         This instrument contains the entire agreement between the parties with respect to the transaction contemplated in it, and may not be modified, amended or changed except by a writing duly executed by the parties.

11. Applicable Law.

11.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

12. Section Headings and Gender.

12.1 All Section headings and the use of particular gender are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.
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13. Counterparts.

                13.1         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. It shall not be necessary in making proof of this Agreement or counterpart hereof to produce or account for any of the other counterparts.

14. No Benefit to Others.

                14.1         The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their heirs, personal representatives and successors, and shall not be construed as conferring, and are not intended to confer, any rights on any other persons.

In Witness Whereof, the parties have duly executed this Agreement as of the day and year first above written.

THE FIRST OF LONG ISLAND CORPORATION

By:	/s/ Michael N. Vittorio

Michael N. Vittorio, President and Chief Executive Officer

/s/ J. William Johnson

J. WILLIAM JOHNSON
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